Exhibit No. 12(a)
January 22, 2013
Board of Trustees
New Century Portfolios
100 William Street, Suite 200
Wellesley, Massachusetts 02481

Re:	Certain United States Federal Income Tax Consequences of a Merger between two Portfolios of New Century Portfolios

You have asked for our opinions as to certain United States Federal income tax consequences of a merger (the “Reorganization”) between New Century Capital Portfolio (“Capital Portfolio”) a diversified series of New Century Portfolios (the “Trust”), organized as a Massachusetts business trust and registered under the Investment Company Act of 1940 (the “Act”), as amended, and New Century Opportunistic Portfolio (“Opportunistic Portfolio”), also a series of the Trust, which an open-end management investment company organized as a Massachusetts business trust and registered under the Act.

The opinions contained herein are “limited scope opinions” within the meaning of section 10.35(c)(3)(v) of Treasury Circular 230. The Capital Portfolio and Opportunistic Portfolio (together, the “Portfolios”) have agreed that their reliance on our opinions for the purpose of avoiding any penalties imposed by the Internal Revenue Code of 1986, as amended (the “Code”),1 is limited to the U.S. Federal income tax issues addressed herein. Additional issues may exist that could affect the U.S. Federal income tax treatment of the transactions or matters that are the subject of the opinions and the opinions do not consider or provide a conclusion with respect to any such additional issues. With respect to any significant Federal income tax issues outside the limited scope of these opinions, the opinions were not written, and cannot be used by the Portfolios for the purpose of avoiding penalties that may be imposed on the Portfolios.

This opinion letter is for your benefit and will be attached as an exhibit to the 1933 Act Form N-14 Registration Statement of the Trust covering the offer and delivery of the shares of the Capital Portfolio that will be issued in connection with the Reorganization, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

1	All “Section” references are to the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder.

We hereby consent to the incorporation of this opinion letter as Exhibit 12 in this Form N-14 under the Securities Act of 1933, as amended, of the Trust and to reference to our firm in the Prospectus and Statement of Additional Information. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

TRANSACTION DOCUMENTS

In rendering our opinions, we have reviewed the following documents (which may be referred to herein, collectively, as the “Transaction Documents”):

1.	Notice of Special Meeting of Shareholders to be held on February 27, 2013, dated as of the date hereof.

2.	Form N-14: Proxy Statement/Prospectus Dated as of the date hereof.

3.	Form of Agreement and Plan of Reorganization among the Trust, the Capital Portfolio and Opportunistic portfolio dated as of the date hereof.

4.	Notes to Combining Pro Forma Financial Statements of New Century Capital Portfolio and New Century Opportunistic Portfolio October 31, 2012 (Unaudited), including attached spreadsheets.

5.	Such other documents as have been provided to us that we have deemed relevant for the purpose of providing the opinions contained herein.

Our opinions set forth herein are based upon the application of relevant U.S. federal income tax principles to the terms set forth in the Transaction Documents under current law. We do not undertake to advise you as to the effect that any changes in law or regulations would have on the U.S. federal income taxation of the transactions described herein.

It has been represented to us that the Transaction Documents: (i) are accurate and complete, and (ii) constitute the complete and exclusive statement of all the terms of, and all of the parties’ rights and obligations under and in connection with, the transaction. In our examination of documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals, that the originals are authentic, that all documents submitted to us have been duly executed and validly signed to the extent required in materially the same form in which they have been provided to us, that each executed document constitutes the legal, valid, binding, and enforceable agreement of the signatory parties, that all representations and statements set forth in the documents are true and correct, and that all obligations, covenants, conditions, or terms imposed by any of the documents on the parties have been or will be performed or satisfied in accordance with their terms. We have further assumed that, for our examination in connection with this opinion, you have disclosed to us all of the documents that are relevant to the transactions that are the subject of this opinion.

Our understanding of all of the facts and circumstances relevant to the Reorganization is set forth herein. You have represented to us that you have reviewed the statement of facts and background contained herein and have vouched for their accuracy. We have no reason to believe that such representations are incorrect, and we believe that our reliance upon such representations is reasonable.

FACTS

1.	The Entities

The Capital Portfolio is a diversified series of the Trust, organized as a Massachusetts business trust which is registered under the Act. The investment objective of the Capital Portfolio is to provide capital growth, with a secondary objective to provide income, while managing risk. The Capital Portfolio seeks to achieve its objectives by investing primarily in shares of other registered investment companies (“RICs”) that emphasize investments in equities (domestic and foreign). The Opportunistic Portfolio is also a series of the Trust and is, an open-end management investment company organized as a Massachusetts business trust and registered under the Act.

2.	The Investment Objectives of the Portfolios

The investment objective of both Portfolios is to seek to achieve its investment objective by investing primarily in shares of registered investment companies, including ETFs, that emphasize investments in equity securities such as common stocks, preferred stocks, or securities convertible into stocks (domestic and foreign). Both Portfolios are highly diversified. Specifically, neither the Opportunistic Portfolio nor the Capital Portfolio (including after the Reorganization) has held (and will hold) more than 25 percent of the value of its total assets in the stock and securities of any one issuer. In addition, neither the Opportunistic Portfolio nor the Capital Portfolio (including after the Reorganization) has held (and will hold) more than 50 percent of the value of its total assets of five or fewer issuers.

The Opportunistic Portfolio selects investment companies that seek to achieve above-average growth through investment in equity securities of companies expected to appreciate as a result of growing or strong earnings, or the growth or advancement of the company’s business, products, etc. For example, the portion of the Opportunistic Portfolio that is invested in equity securities may be invested in investment companies that focus on capital appreciation, aggressive growth, growth, growth and income, equity income, small-capitalization, medium-capitalization and foreign equities. The Opportunistic Portfolio may also invest in an investment company that seeks appreciation by investing in a portfolio of debt securities, including high-yield, lower rated debt securities or a portfolio of equity securities that is concentrated in a particular industry or style sector. The Opportunistic Portfolio uses a flexible approach to selecting investments and is not limited by an underlying fund’s investment style (such as growth or value), its market capitalization range (such as small, middle or large capitalization companies) or any specific average weighted maturity range (such as short-term, intermediate-term or long-term fixed income securities).

The Capital Portfolio diversifies its equity investments by investing primarily in investment companies that focus on different segments of the equity markets. For example, the Capital Portfolio may be invested in investment companies that emphasize growth, growth and income, equity income, small-capitalization, aggressive, and foreign equities. The Capital Portfolio uses a flexible approach in selecting investments and is not limited by an underlying fund’s investment style (such as growth or value) or its market capitalization range (such as small, middle or large capitalization companies).

3.	The Reorganization Agreement

As of the day hereof, the two Portfolios have entered into an Agreement and Plan of Reorganization (the “Agreement”) which is intended to be, and is adopted, as a “plan of reorganization” and liquidation within the meaning of Section 368(a)(1) of the Code and Treas. Reg. §1.368-3 (defining the term “Plan of Reorganization” for this purpose). The Reorganization will consist of (1) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Opportunistic Portfolio to the Capital Portfolio in exchange solely for shares of the Opportunistic Portfolio, (2) the assumption by the Capital Portfolio of all liabilities of the Opportunistic Portfolio, and (3) the distribution of the Capital Portfolio shares to the shareholders of the Opportunistic Portfolio in complete liquidation of the Opportunistic Portfolio.

The Capital Portfolio will be the survivor in the Reorganization. Upon the Closing Date, the Opportunistic Portfolio will liquidate and distribute pro rata to its shareholders of record as of the close of regularly scheduled trading on the NYSE on the Closing Date the shares of the Capital Portfolio received by the Opportunistic Portfolio in the Reorganization.

The Capital Portfolio will generally continue the same investment objectives and activities of the Opportunistic Portfolio and will be using the assets acquired to conduct the same investment strategy and activities. Specifically, the Reorganization is intended to provide the Opportunistic Portfolio’s shareholders with a comparable investment opportunity that will (i) continue to be managed by the Opportunistic Portfolio’s current portfolio managers using a substantially similar investment strategy as is currently used in managing the Capital Portfolio and (ii)  have a similar, if not potentially lower expense ratio of the Capital Portfolio and the potential opportunity for increased economies of scale through the combined assets of the Opportunistic Portfolio and the Capital Portfolio.

Under the Reorganization Agreement, each shareholder of the Opportunistic Portfolio will be entitled to receive shares of the Capital Portfolio having an aggregate net asset value (“NAV”) equal to the aggregate value of the shares of the Opportunistic Portfolio held by that shareholder as of the closing date of the Reorganization (the “Closing Date”). No other consideration will be received by the shareholders of the Opportunistic Portfolio as part of the Reorganization.
As of the Closing Date, the assets of the Opportunistic Portfolio will be combined with those of the Capital Portfolio and the liabilities of the Opportunistic Portfolio will be assumed by the Capital Portfolio. Thus, each shareholder of the  Opportunistic Portfolio will become a shareholder of the Capital Portfolio and will receive shares of the Capital Portfolio that are equal in value to the shares of the Opportunistic Portfolio that were held by the shareholder of the  Opportunistic Portfolio immediately prior to the Closing Date.
Weston Financial Group, Inc. (the “Adviser”) is the investment advisor to the Capital Portfolio. The Adviser, and specifically the Capital Portfolio’s portfolio managers, will continue to advise the surviving Portfolio. The Adviser is based in Wellesley Massachusetts and was founded in 1979. As of December 31, 2012, the Adviser had approximately $1.7 billion in assets under management.

4.	The Business Propose of the Reorganization

The Reorganization will enable shareholders of the Opportunistic Portfolio to benefit from, among other things: (1) the continued management of the Portfolio by the current portfolio managers of the Opportunistic Portfolio; (2) the overall investment expertise and resources of the Adviser for the Capital Portfolio; (3) the larger asset base of the combined Portfolios, which is expected to offer potential for economies of scale and possible reductions in the per share expenses paid by shareholders of the Opportunistic Portfolio; and (4) the ability to exchange their shares of the Capital Portfolio for shares of other series of the Trust that offer a variety of investment goals and strategies.
5.	Regulated Investment Company (“RIC”) Status

For each taxable year of their operation (including the taxable year ending on the Closing Date), both Portfolios have met the requirements of, Subchapter M of the Code for qualification as a regulated investment company (“RIC”), and have elected to be treated as RICs. Thus, both Portfolios have been eligible to and have computed their federal income tax under section 852 of the Code.

After the Reorganization, the Capital Portfolio intends to continue qualifying as a RIC, if such qualification is in the best interest of its shareholders, by complying with the relevant requirements, including making distributions of taxable income sufficient to relieve it from all, or substantially all, Federal income taxes.

Both the Opportunistic Portfolio and the Capital Portfolio are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information including proxy material, reports and charter documents with the SEC.

On or as soon as practicable prior to the Closing Date, the Opportunistic Portfolio will declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all (and in no event less than 98%) of its investment company taxable income (computed without regard to any deduction for dividends paid) and realized net capital gain (after reduction for any available capital loss carryover), if any, for the current taxable year through the Closing Date.

REPRESENTATIONS

1.
The Portfolios are duly organized as series of the Trust, which is a business trust that is duly organized, validly existing and in good standing under the laws of Massachusetts, with power to own all of its assets and to carry on its business as it is now being conducted.

2.
Both Portfolios are registered investment companies (“RICs”) classified as management companies of the open-end type, and their registration with the Commission as investment companies under the 1940 Act, and the registration of the shares of both Portfolios under the Securities Act of 1933, as amended (the “1933 Act”), is in full force and effect.

3.
Each Portfolio only has a right to the income and gains allocated to such Portfolio. The income, gain, loss and deduction recognized by one Portfolio will not be available to the other Portfolio. The creditors of a Portfolio could only seek redress from the assets held by that Portfolio. Votes of shareholders of a Portfolio are conducted on a separate basis on matters that affected that Portfolio. Each Portfolio will have its own liabilities and assets.

4.
Neither the Opportunistic Portfolio nor the Capital Portfolio (including after the Reorganization) has held (and will hold) more than 25-percent of the value of its total assets in the stock and securities of any one issuer.

5.
Neither the Opportunistic Portfolio nor the Capital Portfolio (including after the Reorganization) has held (and will hold) more than 50-percent of the value of its total assets of five or fewer issuers.

6.
The fair market value of the Capital Portfolio’s stock received by the Opportunistic Portfolio’s shareholder will be approximately equal to the fair market value of the Opportunistic Portfolio stock surrendered in the Reorganization.

7.
On the Closing Date, there will be no plan or intention for the Capital Portfolio or any person related to the Capital Portfolio to acquire or redeem any of the Capital Portfolio’s stock issued in the Reorganization either directly or through any transaction, agreement, or other arrangement with any other person.

8.
Prior to the Closing Date, neither the Opportunistic Portfolio nor any person related to the Opportunistic Portfolio will have (a) acquired the Opportunistic Portfolio’s stock with consideration other than the Capital Portfolio’s stock or the Opportunistic Portfolio’s stock, except in the ordinary course of the Capital Portfolio’s trade or business or (b) made distributions with respect to the Opportunistic Portfolio’s stock except for (i) normal, regular dividend distributions made pursuant to the Opportunistic Portfolio’s historic dividend-paying practice and (ii) dividends and other distributions declared and paid in order to ensure the Opportunistic Portfolio's continuing qualification as a RIC and to avoid the imposition of Portfolio-level tax.

9.
Prior to or in the Reorganization, neither the Capital Portfolio nor any person related to it will have acquired, directly or through any transaction, agreement, or arrangement with any other person, the Opportunistic Portfolio’s stock with consideration other than the Capital Portfolio’s stock.

10.
The Capital Portfolio will acquire at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by the Opportunistic Portfolio immediately prior to the Reorganization. For purposes of this representation, amounts used immediately preceding the Reorganization by the Opportunistic Portfolio to pay its reorganization expenses, to make distributions, and to make redemptions of any shareholder who meaningfully participated in planning or negotiating the Reorganization will be included as assets of the Opportunistic Portfolio held immediately before the Reorganization. However, amounts the Opportunistic Portfolio uses to make (a) all other redemptions of shares pursuant to section 22(e) of the 1940 Act and (b) dividends and other distributions declared and paid in order to ensure the Opportunistic Portfolio's continuing qualification as a RIC and to avoid the imposition of Portfolio-level tax will not be included in the assets of the Opportunistic Portfolio held immediately before the Reorganization.

11.
The Opportunistic Portfolio's liabilities that will be assumed by the Capital Portfolio have been incurred by the Opportunistic Portfolio in the ordinary course of its business and are associated with the assets that will be transferred to the Capital Portfolio.

12.
On the Closing Date, (a) at least 33.3 percent of the Opportunistic Portfolio's assets will meet the investment objectives, strategies, policies, risks, and restrictions of the Capital Portfolio, (b) the Opportunistic Portfolio will not have altered its assets in connection with the Reorganization to meet the 33.3 percent threshold, (c) neither Portfolio will have modified any of its investment objectives, strategies, policies, risks, or restrictions as part of the plan of Reorganization for purposes of Treas. Reg. §1.368-1(d)(2), and (d) the Capital Portfolio will have no plan or intention to change any of its investment objectives, strategies, policies, risks, or restrictions after the Reorganization.

13.
At least 40 percent of the aggregate value of the consideration received by the Opportunistic Portfolio's shareholders for the Opportunistic Portfolio's stock consists of stock of the Capital Portfolio.

14.
To the best of the knowledge of the Capital Portfolio's management, there is no plan or intention by the Opportunistic Portfolio shareholders to sell, exchange, or otherwise dispose of a number of Opportunistic Portfolio shares (or Capital Portfolio shares received in the Reorganization), in connection with the

Reorganization, that would reduce the Opportunistic Portfolio shareholders' ownership of the Opportunistic Portfolio’s shares (or equivalent Capital Portfolio shares) to a number of shares that is less than 50% of the current number of the Opportunistic Portfolio shares outstanding.

15.
The Opportunistic Portfolio will distribute all of the Capital Portfolio shares received by it in the Reorganization to the Opportunistic Portfolio’s shareholders in complete liquidation in proportion to the number of Opportunistic Portfolio shares owned by each Opportunistic Portfolio’s shareholder.

16.
The Opportunistic Portfolio’s shareholders will pay their own expenses, if any, incurred in connection with the Reorganization, and each Portfolio will pay its own transaction costs, if any, so incurred. All other expenses, including all fees, incurred directly in connection with the Reorganization by the Portfolios will be borne by the Opportunistic Portfolio or the Adviser. All such expenses so incurred and borne shall be solely and directly related to the Reorganization and be paid directly by the Opportunistic Portfolio or the Adviser, as applicable, to the relevant providers of services or other payees.

17.
The fair market value of the assets of the Opportunistic Portfolio transferred to the Capital Portfolio will equal or exceed the sum of the liabilities assumed by the Capital Portfolio, plus the amount of liabilities, if any, to which the transferred assets are subject.

18.	On the Closing Date, there will be no inter-corporate indebtedness existing between the Portfolios that was issued, acquired, or settled at a discount.

19.
Each Portfolio has elected to be a RIC under section 851; and for all of its taxable periods (including the last short taxable period ending on the Closing Date for the Opportunistic Portfolio), each Portfolio has qualified or intends to continue to qualify for the special tax treatment afforded to RICs under the Code. After the Reorganization, the Capital Portfolio intends to continue to so qualify.

20.	The Capital Portfolio does not own, directly or indirectly, nor has it owned, directly or indirectly, any Opportunistic Portfolio’s shares.

21.	The Opportunistic Portfolio is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A)).

FEDERAL INCOME TAX OPINIONS

We are of the opinion that for federal income tax purposes:

1.	The Reorganization will qualify as a "reorganization” within the meaning of section 368(a)(1)(C).

2.
No gain or loss will be recognized by the Opportunistic Portfolio’s shareholders on the receipt of the Opportunistic Portfolio’s stock solely in exchange for their Opportunistic Portfolio stock pursuant to section 354(a).

3.
No gain or loss will be recognized by the Opportunistic Portfolio upon the transfer of all of its assets to the Capital Portfolio in exchange for the Capital Portfolio’s stock and the assumption by the Capital Portfolio of the Opportunistic Portfolio’s liabilities pursuant to sections 361(a) and 357(a).

4.	No gain or loss will be recognized by the Opportunistic Portfolio on the distribution of Capital Portfolio stock to its shareholders pursuant to section 361(c).

5.	No gain or loss will be recognized by the Capital Portfolio upon receipt of the assets of the Opportunistic Portfolio in exchange for Capital Portfolio’s stock pursuant to section 1032(a).

6.	The economic substance doctrine contained in section 7701(o) of the Code should not be relevant with respect to the Reorganization.

  ANALYSIS

1.	Treatment of Each Portfolio as a Separate Entity

            The first issue presented is whether the two Portfolios should be treated as seaprate entities for U.S federal income tax purpopses. The courts and the IRS have long-recognized that separate series created with segregated compartment companies should be treated as separate entities for U.S. federal income tax purposes. The authority that addresses the taxation of series entities created pursuant to a single “umbrella” entity is National Securities Research Corp. Stock Investment Trusts, 13 T.C. 884 (1949), acq. 1950-1 C.B. 4. In this case, at least four series entities created pursuant to a single trust agreement redeemed shares in their series. The issue before the court was whether the distribution of earnings in redemption of the shares were prohibited preferential dividends. In analyzing the issue in favor of the taxpayer, “the court assumed in its opinion that each of the several series created under a single trust instrument was a separate taxpayer.”  P.L.R. 200303019 (January 17, 2003).
In Revenue Ruling 55-416, 1955-1 C.B. 416, the IRS cited National Securities Research Corp. with approval “and repeats the Tax court’s tacit characterization of the series funds as separate taxpayers.”  See also P.L.R. 200303019, supra. As noted, these acknowledgements of the underlying holdings of National Securities Research Corp. and Revenue Ruling 55-416 are direct quotations from the IRS some 54 years after National Securities Research Corp. was decided. The statements confirm that the IRS reads National Securities Research Corp. as supporting the proposition that series within a series entity are treated as separate entities for federal income tax purposes. Although it is difficult to prove a negative, we did not locate any authorities (either prior to or subsequent P.L.R. 200303019) in which a series within a series entity was held to be a single entity for federal income tax purposes. For additional expressions of the principle that series entities create different entities for federal income tax purposes see

P.L.R. 200901026 (Jan. 2, 2009); P.L.R 200830021 (July 25, 2008); P.L.R 200809012 (Feb. 29, 2008).
On September 13, 2010, the IRS released proposed regulations specifying the parameters that must be met in order for sub-funds within a U.S. series fund and sub-funds within a non-U.S. series fund conducting an insurance business to be treated as separate entities for federal income tax purposes. When these regulations apply, they would treat a sub-fund “whether or not a juridical entity for local law purposes, [as] an entity formed under local law.”  REG-119921-09. Under Proposed Treasury Regulation § 301.7701-1(a)(5)(vii)(C), a “series” is defined as a “segregated group of assets and liabilities that is established pursuant to a ‘series statute.’”  A series statute is defined as a set of legal rules that explicitly permits (1) members of a series organization to have rights and powers with respect to that series, (2) a series to have separate rights and power with respect to specified property or obligations and (3) a segregation of assets and liabilities such that none of the debts and liabilities of the master fund or any other series are enforceable against the series or its assets. Prop. Treas. Reg. § 301.7701-1(a)(5)(vii)(B).

In the present case, each of the Portfolios only has a right to the income and gains allocated to such Portfolio. The income, gain, loss and deduction recognized by one Portfolio will not be available to the other Portfolio. The creditors of a particular Portfolio could only seek redress from the assets held by that Portfolio. Votes of shareholders of a Portfolio are conducted on a separate basis on matters that affected that Portfolio only. Each Portfolio will have its own liabilities and assets. Thus, each of the Oppurtunistic Portfolio and Capital Portfolio should be treated as separate entities for U.S. federal income tax purposes.
2.	The Reorganization

A.	Section 368(a)(1)(C)

Section 368(a)(1) provides for several types of tax-free asset reorganizations, including the acquisition by one corporation, in exchange solely for its voting stock,2 of substantially all of the properties of another corporation ("C reorganization"). Section 368(a)(1)(C). To qualify as a C reorganization, substantially all of the assets of the target corporation must be acquired by a single corporation. Id. ("[t]he acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of substantially all of the properties of another corporation, but in determining whether the exchange is solely for stock the assumption by the acquiring corporation of a liability of the other shall be disregarded.")). In determining whether a reorganization meets the requirement of being solely for voting stock, the assumption by the acquiring corporation of liabilities of the transferor corporation, or that property acquired from the transferor corporation is subject to a liability, shall be disregarded. Id. See also Treas. Reg. §1.368-2(d)(1).  The corporation that acquires the requisite amount of assets from the target corporation must be the corporation that issues its stock in exchange for the target’s assets.

2
Section 368(a)(2)(B) provides an exception to the solely-for-voting-stock rule: Up to 20 percent of the value of the consideration furnished by the acquiring corporation may consist of property other than its voting stock (i.e., “boot”), that is not relevant in the present case, as there will be no boot involved in the Reorganization.

In addition, to qualify for a C reorganization, the target must distribute the stock, securities or other properties it received as part of the reorganization, as well as other properties it held, to its shareholders, and then liquidate. Section 368(a)(2)(G).

In the present case, all of these requirements are met. First, the Capital Portfolio acquires substantially all of the assets of the Opportunistic Portfolio. The Capital Portfolio will also assume the liabilities of the Opportunistic Portfolio (the total value of the liabilities is significantly less than the total value of the assets being transferred).  Second, in exchange for the transfer of the assets and assumption of liabilities, the Capital Portfolio issues its voting stock to the Opportunistic Portfolio (and the Capital Portfolio stock is then distributed to the Opportunistic Portfolio’s shareholders). Third, the Opportunistic Portfolio will liquidate after the distribution of the Capital Portfolio stock to its shareholders, leaving the Capital Portfolio as the surviving entity.

B.	General Requirements for Tax-Free Reorganization

In addition to the specific requirements under section 368(a)(1)(C) and the regulations thereunder,  there are several more “general” requirements that must be satisfied in order for an acquisitive reorganization such as a C reorganization to be tax-free. Specifically, the regulations under section 368 require satisfaction of the following general requirements for a tax-free treatment: (1) business purpose, (2) plan of reorganization, (3) continuity of business enterprise (“COBE”), and (4) continuity of interests (“COI”).

(i)	Business Purpose

The regulatory business purpose requirement requires that the reorganization would have a valid business purpose.  See Treas. Reg. §§1.368-1(b), 1.368-1(c) and 1.368-2(g).

As set forth the Facts section, the Reorganization will enable shareholders of the Opportunistic Portfolio to benefit from, among other things: (1) the continued management of the Portfolio by the current portfolio managers of the Opportunistic Portfolio; (2) the overall investment expertise and resources of the Adviser for the Capital Portfolio; (3) the larger asset base of the combined Portfolios, which is expected to offer potential for economies of scale and possible reductions in the per share expenses paid by shareholders of the Opportunistic Portfolio; and (4) the ability to exchange their shares of the Capital Portfolio for shares of other series of the Trust that offer a variety of investment goals and strategies. These purposes should satisfy the business purpose requirements under the section 368 regulations.

(ii)	Plan of Reorganization

In order for a reorganization to be tax-free, it must be done pursuant to a “plan of reorganization.”  Sections 354(a)(1) and 361(a). Section 354(a) provides that a shareholder recognizes no gain or loss on the exchange of his or her stock or securities in a corporation that is party to a reorganization solely for stock or securities in such corporation or in another corporation party to the reorganization, provided that such exchange is in pursuance of a plan of reorganization.

The “plan of reorganization” requirement is specifically set forth with respect to C reorganization in section 368(a)(2)(G) (“A transaction shall fail to meet the requirements of [section368(1)(C)] unless the acquired corporation distributes the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization.” [Emphasize added]). Under Treas. Reg. §1.368-3, each party to the reorganization must adopt the plan of reorganization. A formal written agreement must be in place. Id. For this purpose, a “significant” shareholder of each corporation must also file a statement adopting the plan or reorganization.

In the present case, the Reorganization Agreement will be in writing, will provide the details of the Reorganization, and will be adopted by both Portfolios. The Portfolios and their shareholders will approve the plan by vote. Thus, this requirement is also met.

(iii)	Continuity of Business Enterprise

Pursuant to Treas. Reg. §1.368-1(d), for a reorganization to satisfy the COBE requirements, the surviving corporation must either (1) continue at least a significant line of the historic business of the transferor corporation, or (2) use in the business a significant portion of the transferor corporation’s business assets.

In the present case, the Capital Portfolio will generally continue the same investment objectives and activities of the Opportunistic Portfolio and will be using the assets acquired the Opportunistic Portfolio to conduct the same investment strategy and activities. Specifically, the Reorganization is intended to provide the Opportunistic Portfolio’s shareholders with a comparable investment opportunity that will (i) continue to be managed by the Opportunistic Portfolio’s current portfolio managers using a substantially similar investment strategy as is currently used in managing the Capital Portfolio and (ii) will have a similar, if not potentially lower expense ratio of the Capital Portfolio and the potential opportunity for increased economies of scale through the combined assets of the Opportunistic Portfolio and the Capital Portfolio. Thus, this requirement is also met.

(iv)	Continuity of Interest

Pursuant to Treas. Reg. §1.368-1(e), the target corporation’s shareholders must maintain the continuity of interest with respect to the acquiring corporation. The Treasury Regulations state that the purpose of the COI requirement is "to prevent transactions that resemble sales from qualifying for nonrecognition of gain or loss," and that COI requires that "in substance a substantial part of the value of the proprietary interests in the target corporation be preserved." Treas. Reg. §1.368-1(e)(1)(i). Examples in the regulations generally indicate that COI is achieved if at least 40 percent of the aggregate value of the consideration received by the target corporation shareholders for their stock consists of stock of the acquiror. Treas. Reg. §1.368-1(e)(2)(v), Exs. (1), (2), (6), (9), (12). The term "acquiror" refers to the corporation that issues its stock in the transaction, either the acquiring corporation or a corporation in control of the acquiring corporation, as the case may be.

In the present case, the Opportunistic Portfolio’s shareholders will receive, as consideration, the Capital Portfolio’s stock. No other consideration will be received. Thus, this requirement should be met.

C.	Section 368(a)(2)(F)

Special rules apply for mergers of two Regulated Investment Companies such as the Portfolios. Under section 368(a)(2)(F)(i), if two or more parties to a reorganization are investment companies, the transaction is not a reorganization with respect to any such investment company (and its shareholders or security holders) unless it is a RIC, REIT, or a corporation meeting the 25/50 diversification standard of section 368(a)(2)(F).  A corporation is diversified under the “Section 368(a)(2)(F) 25/50 Test” if (i) not more than 25-percent of the value of its total assets are invested in the stock and securities of any one issuer and, (ii) not more than 50-percent of the value of its total assets are invested in the stock and securities of five or fewer issuers.

An additional test is the “Section 368(a)(2)(F)(i) 50/80 Test." An investment company is a RIC, REIT, or a corporation meeting the 50/80 Test for this purpose if more than 50 percent of whose total assets (excluding cash, cash equivalents, and Government securities) consist of stock or securities and 80 percent or more of the value of whose total assets are held for investment ().3

In the present case, both Portfolios satisfy this rule because more than 50 percent of their total assets (excluding cash, cash equivalents, and Government securities) consist of stock or securities and 80 percent or more of the value of their total assets are held for investment.

In addition, neither the Opportunistic Portfolio nor the Capital Portfolio (including after the Reorganization) has held (and will hold) more than 25-percent of the value of its total assets in the stock and securities of any one issuer. In addition, neither the Opportunistic Portfolio nor the Capital Portfolio (including after the Reorganization) has held (and will hold) more than 50-percent of the value of its total assets of five or fewer issuers.

As a result, section 368(a)(2)(F) does not apply to exclude the Reorganization from tax-free treatment.

3.	The Application of Section 7701(o) (The Economic Substance Doctrine)

The Reorganization should be examined under the more general economic substance doctrine contained in section 7701(o). Since the opinion of the United States Supreme Court in Gregory v. Helvering, 293 U.S. 465 (1935), aff’g 69 F.2d 809 (2d Cir. 1934),4 courts have

3
Section 368(a)(2)(F)(iii) and (iv). Legislative history suggests that the term "securities" should be interpreted broadly for these purposes, and is intended to include obligations of state and local governments (including industrial development bonds), stock warrants, stock options and rights, commodity futures, mutual fund shares, interest in REITs, commercial paper, corporate notes, participating interests in federally guaranteed or insured mortgage or other loan pools, and interests in partnerships the sale of which are required to be registered with the SEC or comparable state agencies. H.R. Rep. No. 1049, 94th Cong., 2d Sess. (1976).

4
The Supreme Court held that a reorganization was “a mere device which put on the form of a corporate reorganization as a disguise for concealing its real character, and sole object and accomplishment of which was the consummation of a preconceived plan, not to reorganize a business or any part of a business, but to transfer a parcel of corporate shares to the petitioner.”

fashioned and applied various anti-abuse doctrines to deny the tax benefits of transactions predominately motivated by tax benefits.5  In general, the economic substance doctrine requires an objective and subjective determination of whether a transaction has real, nontax economic benefits.6   Under the codified economic substance doctrine, a transaction will be considered to have economic substance if two tests are met:

(A)	The transaction changes in a meaningful way (apart from Federal income tax effects) the taxpayer’s economic position; and

(B)	The taxpayer has a substantial purpose (apart from Federal income tax effects) for entering into such transaction.

Section 7701(o)(1). As a threshold matter, section 7701(o)(5)(A) provides that the term “economic substance doctrine” means the common law doctrine under which tax benefits provided in the Code with respect to a transaction are not allowable if the transaction does not have economic substance or if it lacks a business purpose. A core issue under section 7701(o) is when the doctrine is “relevant” to a tax benefit from a transaction.  IRS Notice 2010-62, 2010-40 I.R.B. 411 provides that the determination of whether the economic substance doctrine is “relevant” to a transaction is made in the same manner as if section 7701(o) had never been enacted.

In LB&I-4-0711-015 (July 15, 2011) (the “Business Purpose Audit Guidelines”), the IRS offered its initial view on when the economic substance doctrine should be considered to be “relevant” to a transaction or series of transactions. Specifically, the IRS offered a list of 18 factors which, if satisfied, support the conclusion that the economic substance doctrine is not relevant to a transaction. Under the Business Purpose Audit Guidelines, even if “some” of the enumerated facts and circumstances support the conclusion that the transaction should not be challenged on the basis that it lacks economic substance or a pre-tax business purpose, IRS field auditors may consider whether any of the 17 mirror factors support the conclusion that the

5
See, e.g., Killingsworth v. Comm’r., 864 F.2d 1214, 1216 (5th Cir. 1989) (“Since Gregory was decided, courts have consistently held that although a transaction may, on its face, satisfy applicable Internal Revenue Code criteria, it will nevertheless remain unrecognized for tax purposes if it is lacking in economic substance.”); Frank Lyon Co. v. U.S., 435 U.S. 561, 98 S. Ct. 1291, 55 L.Ed 2d 550 (1978)(court looked at economic substance or reality of sale and leaseback transactions).

6
Frank Lyon v. U.S., 435 U.S. 561 (1978), rev’g 536 F.2d 746 (8th Cir. 1976) (the United States Supreme Court set forth the two prong test); Rice’s Toyota World, Inc v. Comm’r., 752 F.2d 89, 90 (4th Cir. 1985) (stating that a transaction will be treated as having no economic substance if “the taxpayer was motivated by no business purposes other than obtaining tax benefits in entering the transaction, and that the transaction has no economic substance because no reasonable possibility of profit exists.”); ACM Partnership v. Comm’r. 157 F.3d 231, 248 (3d Cir. 1998) aff’g in part, T.C. Memo. 1997-115, cert. denied, 119 S. Ct. 1251 (1999); Sochin v. Comm’r. 843 F.2d 351, 354 (9th Cir. 1988) (articulating that the objective analysis as whether “the transaction had ‘economic substance’ beyond the generation of tax benefits”).

economic substance doctrine is relevant.  The 18 positive facts and circumstances identified by the IRS in the Business Purpose Audit Guidelines are:

•	Transaction is not promoted/developed/administered by tax department or outside advisors
•	Transaction is not highly structured
•	Transaction contains no unnecessary steps
•	Transaction that generates targeted tax incentives is, in form and substance, consistent with Congressional intent in providing the incentives
•	Transaction is at arm’s length with unrelated third parties
•	Transaction creates a meaningful economic change on a present value basis (pre-tax)
•	Taxpayer’s potential for gain or loss is not artificially limited
•	Transaction does not accelerate a loss or duplicate a deduction
•	Transaction does not generate a deduction that is not matched by an equivalent economic loss or expense (including artificial creation or increase in basis of an asset)
•	Taxpayer does not hold offsetting positions that largely reduce or eliminate the economic risk of the transaction
•	Transaction does not involve a tax-indifferent counterparty that recognizes substantial income
•	Transaction does not result in the separation of income recognition from a related deduction either between different taxpayers or between the same taxpayer in different tax years
•	Transaction has credible business purpose apart from federal tax benefits
•	Transaction has meaningful potential for profit apart from tax benefits
•	Transaction has significant risk of loss
•	Tax benefit is not artificially generated by the transaction
•	Transaction is not pre-packaged
•	Transaction is not outside the taxpayer’s ordinary business operations.

Importantly, the Business Purpose Audit Guidelines states that “...it is likely not appropriate to raise the economic substance doctrine if the transaction being considered is related to the following circumstances.

•	The choice between capitalizing a business enterprise with debt or equity.
•	A U.S. person's choice between utilizing a foreign corporation or a domestic corporation to make a foreign investment.
•	The choice to enter into a transaction or series of transactions that constitute a corporate organization or reorganization under subchapter C.
•	The choice to utilize a related-party entity in a transaction provided that the arm's length standard of section 482 and other applicable concepts are satisfied.”7

7
See also JCT, "Technical Explanation of the Revenue Provisions of the 'Reconciliation Act of 2010,' As Amended, in Combination With the 'Patient Protection and Affordable Care Act,'" JCX-18-10 (Mar. 21, 2010), at 152-3 (suggesting the same four “safe harbors” from the codified doctrine.

Thus, under the third bullet point above, the economic substance doctrine should not be relevant for the Reorganization.

*    *    *

Sincerely,

/s/ GREENBERG TRAURIG, LLP
Greenberg Traurig, LLP

Prepared by:       Yoram Keinan

Reviewed by:        Dan Novakov